Exhibit 2.1

DATED 8 FEBRUARY 2005

(1)	ANDREW FERGUSON AND OTHERS

(2)	OSI SYSTEMS, INC

SHARE PURCHASE AGREEMENT

CONFORMED COPY

KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP

110 CANNON STREET LONDON EC4N 6AR

TEL: 020 7648 9000

FAX: 020 7648 9001

REF: ARG/O195-3

SCHEDULE 3

The Properties

SCHEDULE 4

Completion Obligations

SCHEDULE 5

Part 1

The Institutional Warranties

Part 2

The Warranties

Part 3

Purchaser's Warranties

SCHEDULE 6

Limitations on Non-Institutional Vendors' Liability

SCHEDULE 7

Earn out Examples

THIS AGREEMENT is made on 8 February 2005

BETWEEN:

(1)	THE PERSONS whose names and addresses are set out in column 1 of Parts 1 and 2 of Schedule 1 (the “Vendors”); and

(2)	OSI SYSTEMS, INC (a company incorporated under the law of the State of California, USA, with company number A0549873) whose registered office is at 12525 Chadron Avenue, Hawthorne, California USA (the “Purchaser”).

WHEREAS:

The Purchaser has agreed to purchase and the Vendors have agreed to sell the entire issued share capital of the Company on the terms and conditions set out in this Agreement.

NOW IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context requires otherwise:

“2005 Loan Notes” means the 2005 Loan Notes constituted by the 2005 Loan Note Instrument and to be issued by the Purchaser in accordance with Clause 6.6(a);

“2005 Loan Note Instrument” means an instrument in the agreed form constituting the 2005 Loan Notes;

“2006 Loan Notes” means the 2006 Loan Notes constituted by the 2006 Loan Note Instrument and to be issued by the Purchaser in accordance with Clause 6.6(b);

“2006 Loan Note Instrument” means an instrument in the agreed form constituting the 2006 Loan Notes;

“2007 Loan Notes” means the 2007 Loan Notes constituted by the 2007 Loan Note Instrument and to be issued by the Purchaser in accordance with Clause 6.6(c);

“2007 Loan Note Instrument” means an instrument in the agreed form constituting the 2007 Loan Notes;

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“2008 Loan Notes” means the 2008 Loan Notes constituted by the 2008 Loan Note Instrument and to be issued by the Purchaser in accordance with Clause 6.6(d);

“2008 Loan Note Instrument” means an instrument in the agreed form constituting the 2008 Loan Notes;

“3i” means 3i plc (company number 397156) of 91 Waterloo Road, London SE1 8XP (being one of the Institutional Vendors);

“3i Group” means 3i Group plc (company number 1142830) of 91 Waterloo Road, London SE1 8XP (being one of the Institutional Vendors);

“A Preferred Shares” means 45,000 A Preferred ordinary shares of £1 each in the capital of the Company;

“Accounting Date” means 31 May 2004;

“Accounting Periods” means the Second Accounting Period, the Third Accounting Period and the Fourth Accounting Period;

“Accounts” means the audited financial statements of each of the Group Companies (save that in respect of Blease Medical Services Limited its financial statements are not audited) and the audited consolidated financial statements of the Group as at, and for the accounting year ended on, the Accounting Date (including, in each case, as applicable, the balance sheet, profit and loss account, statement of source and application of funds, statement of total recognised gains and all notes) together with the directors’ report and, other than in respect of Blease Medical Services Limited, the auditors’ report and in Schedule 5 the “Company Accounts” means the Accounts of the relevant Group Company and “Group Accounts” means the Accounts of the Group;

“Act” means the Companies Act 1985;

“Additional Payments” means the Second Additional Payment, the Third Additional Payment and the Fourth Additional Payment;

“AF Compromise Agreement” means the compromise agreement in the agreed form to be entered into on Completion between Andrew Ferguson, the Purchaser and the Company;

“Articles of Association” means the articles of association of the Company;

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“Associate” has the meaning given to that expression in section 435 of the Insolvency Act 1986;

“Auditors” means the auditors for the time being of the Company;

“B Preferred Shares” means 79,412 B Preferred ordinary shares of £1 each in the capital of the Company;

“Board” means the board of directors from time to time of the Company;

“Business” means the business of the manufacture and/or sale of anaesthesia equipment, patient monitoring equipment and/or ICU ventilators and/or the component parts and/or spare parts relating thereto and/or the provision of any services relating to any of the foregoing;

“Business Day” means a day which is not a Saturday or Sunday or a bank or public holiday in England;

“CAA” means the Capital Allowances Act 2001;

“Claim” means any claim made by the Purchaser against one or more of the Non-Institutional Vendors for a breach of the Warranties and/or for a breach of the Tax Deed and/or for a breach of any of the other provisions of this Agreement;

“Company” means Blease Medical Holdings Limited, brief details of which are set out in Schedule 2 except in Schedule 5 where it means each of the Group Companies severally;

“Competent Authority” means any UK court, government, agency or authority in each case having judicial, regulatory or administrative authority under Environmental Laws;

“Completion” means completion of the sale and purchase of the Shares in accordance with Clause 4;

“Completion Date” means the date of this Agreement;

“Confidential Information” means all confidential information used in or otherwise relating to the any Group Company or the business, affairs, customer or the marketing of any goods or services of any of them including (without limitation) Know-how customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, market research surveys and reports, information relating to future business development or planning, future projects, commercial relationships, information relating to litigation or legal advice, in each case, in whatever form held;

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“Consideration” has the meaning given to that expression in Clause 3;

“Consultancy Agreement” means the consultancy agreement in agreed form to be entered into between the Purchaser and Andrew Ferguson;

“Deansway Property” means the land and buildings fronting Deansway, Chesham, Buckinghamshire the subject of a lease between Duncan Group Plc and Blease Medical Equipment Limited dated 5 March 1990, as varied by deed of variation (referred to in paragraph 4 of Schedule 3);

“Disclosure Letter” means the letter of the same date as this Agreement from the Non-Institutional Vendors to the Purchaser qualifying the Warranties;

“EF Compromise Agreement” means the compromise agreement in the agreed form to be entered into on Completion between Elizabeth Ferguson and Blease Medical Equipment Limited;

“Encumbrance” includes (without limitation) any mortgage, charge, pledge, hypothecation, lien and security interest of whatsoever nature (including, without limitation, any imposed by law) and any proprietary interest or equity of any person including (without limitation) any title retention, option or right of pre-emption;

“Environment” means all or any of the following media: land (including without limitation any building structure or receptacle in, on, over or under it) water (including without limitation surface coastal and ground waters) air (including without limitation the atmosphere within any natural or man-made structure or receptacle above or below ground) and living organisms;

“Environmental Laws” means all applicable European Community legislation (including any regulation or directive) the common law legislation (including without limitation subordinate legislation statutory guidance and any order or notice made pursuant to such legislation) any byelaw or judgment or order of any court or administrative tribunal in each case relating to the protection of the Environment matters affecting human health and safety the health of other living organisms, the use of natural resources and/or the disposal spillage release emission or migration of any Hazardous Substance and to the extent that it has binding effect on any Group Company any code of practice procedure or standard compliance with which is required in order to discharge any legal duty or to conform with any practice recommended by any governmental or regulatory body in relation to any matter referred to in this definition and is in force at the date of this Agreement;

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“Environmental Loss” means:

(a)	any loss, damage, liability, claims, reasonable costs and reasonable expenses including fines (so far as permitted by law), penalties, the costs of settling any action or claim and reasonable legal or other professional fees (including the reasonable cost of any Remedial Works required under Environmental Laws) suffered by any Group Company; or

(b)	any sums paid by any Group Company to comply with any prosecution, demand, action, official warning, abatement or other notice or legally enforceable order brought by a Competent Authority;

arising out of any Hazardous Substance present in the soil and/or groundwater at the Deansway Property as at the Completion Date giving rise to the possibility of significant harm as defined in DETR Circular 02/2000;

“Environmental Permit” means any consent approval authorisation permission permit licence registration or notification required by any Group Company under any Environmental Laws for the operation of the business of that Group Company as carried on at the Completion Date or use of the Properties as at the Completion Date;

“Escrow Letter” means the escrow instruction letter addressed to the Purchaser’s Solicitors from each of the Warrant Holders (other than 3i Group, Andrew Ferguson, Elizabeth Ferguson and Jim Everitt) and the Purchaser in the agreed form;

“Existing Loan Notes” means the principal amount of £529,412 of loan notes issued by the Company pursuant to a loan note instrument of the Company made on 17 February 2004;

“FA” followed by the number of a calendar year means the Finance Act of that year;

“FAP Loan Note Instrument” means an instrument in the agreed form constituting the FAP Loan Notes;

“FAP Loan Notes” means the 2008 US Loan Notes constituted by the FAP Loan Note Instrument and to be issued by the Purchaser in accordance with Clause 6.5(c);

“First Accounting Period” means the period of 13 calendar months ending on 30 June 2005;

“First Additional Payment” means the amount (if any) calculated in accordance with Clause 6.1;

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“First Turnover” means 12/13ths of the Non-US Turnover attributable to the First Accounting Period;

“Fourth Accounting Period” means the 12 month period ending on 30 June 2008;

“Fourth Additional Payment” means the amount (if any) calculated in accordance with Clause 6.2(c);

“Fourth Turnover” means the Non-US Turnover attributable to the Fourth Accounting Period;

“full title guarantee” has the meaning given to that expression by section 1 of the Law of Property (Miscellaneous Provisions) Act 1994;

“Group” means the Company and the Subsidiaries and “Group Company” means a member of the Group;

“Hazardous Substances” means any and all substances (whether alone or in combination with other substance or matter) which may cause harm to the Environment and harm to the health of living organisms or other interference with the ecological systems of which they form part including (without limitation), asbestos, vibration, noise, electricity, heat or other radiation;

“holding company” means a holding company within the meaning of sections 736 and 736A of the Act;

“ICTA” means the Income and Corporation Taxes Act 1988;

“Initial Consideration” means that part of the Consideration payable at Completion as set out in Clause 3.1(a);

“Institutional Vendors” means those persons listed in column 1 of Part 1 of Schedule 1;

“Institutional Warranties” means the warranties to be given by each of the Institutional Vendors separately and independently set out in Part 1 of Schedule 5 and “Institutional Warranty” has the corresponding meaning;

“Intellectual Property” means all patents, trade marks, rights in design, trade or business names, copyright (including (without limitation) rights in computer software) and topography rights (whether or not any of these is or are registered and including (without limitation) applications for registration) and all rights throughout the world of a similar nature or with similar effect to any of these;

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“Intellectual Property Rights” means all Intellectual Property owned or used by any of the Group Companies;

“ITA” means the Inheritance Tax Act 1984;

“Know-how” means the body of knowledge, technical experience, expertise and skills, technical processes, secret processes, formulae and technical information held by any Group Company and relating to any Group Company’s business;

“Liabilities” shall have the meaning given to that expression in Clause 3.2;

“Loan Notes” means the 2005 Loan Notes, the 2006 Loan Notes, the 2007 Loan Notes and the 2008 Loan Notes and/or any of them as the context may require;

“Management Accounts” means the monthly management accounts of Blease Medical Equipment Limited for the period from the Accounting Date to 31 December 2004;

“MEC Sale Agreement” means the agreement for sale of a business dated 13 August 2004 made between Blease Medical Equipment Limited and MEC Medical Limited;

“MEC Transaction” means the sale of the business known as “MEC” by Blease Medical Equipment Limited, the terms of which are set out in the MEC Sale Agreement;

“Mr Ferguson” means Andrew Ferguson, being one of the Vendors;

“NICs” means national insurance contributions;

“Non-Institutional Vendors” means those persons listed in column 1 of Part 2 of Schedule 1;

“Non-US Product” means a Product that is not a US Product;

“Non-US Turnover” means Turnover other than US Turnover;

“OEM Products” means (a) Products which are not manufactured by the Group but are sold under the label “Blease”; and (b) Philips monitors;

“Ordinary Shares” means 417,529 fully paid ordinary shares of £1 each in the capital of the Company;

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“Product” means:

(a)	those products listed in Blease Medical Equipment Limited’s price list for 2004, a copy of which is appended to this Agreement, offered for sale and/or marketed and/or factored and/or sold:

(i)	by any Group Company prior to the date hereof; or

(ii)	by any member of the Purchaser’s Group after the date hereof provided that in respect of Taema Products, only those products that are purchased by any member of the Purchaser’s Group substantially on the same terms and conditions as the Taema Contract;

(b)	any new versions of any of the products, other than any OEM Products, referred to in paragraph (a) above being such a Product which is modified in any way, provided that in respect of Taema Products, only new versions of those products that are purchased by any member of the Purchaser’s Group on substantially the same terms and conditions as the Taema Contract;

(c)	any successor products of any of the products, other than any OEM Products, referred to in paragraphs (a) or (b) above being a new product that is developed by any member of the Purchaser’s Group to replace any such Product and provided that in respect of Taema Products, only successor products of those products that are purchased by any member of the Purchaser’s Group on substantially the same terms and conditions as the Taema Contract; and

(d)	any spare parts relating to any of the foregoing;

“Product Services” means repair, maintenance and training services supplied in relation to any Product;

“Properties” means the land and buildings referred to in Schedule 3;

“Property Owner” means in relation to each of the Properties, the Group Company listed in Schedule 3 as the lessee;

“Purchaser’s Group” means the Purchaser, its holding companies and its subsidiaries and the subsidiaries of its holding companies from time to time following Completion;

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“Purchaser’s Solicitors” means Kirkpatrick & Lockhart Nicholson Graham LLP of 110 Cannon Street, London EC4N 6AR;

“Purchaser’s Warranties” means the warranties to be given by the Purchaser set out in Part 3 of Schedule 5;

“recognised investment exchange” has the meaning given to that expression by section 285 of the Financial Services and Markets Act 2000;

“Remedial Works” means any measures to investigate, monitor, remove, remedy, clean up, abate, contain, prevent, treat or ameliorate any damage or harm to the Environment;

“Relevant Property” means, in relation to each Property Owner, the Property listed against its name in Schedule 3;

“Sale Warrants” means the 93,352 Warrants to be sold by the Warrant Holders (other than 3i Group) pursuant to Clause 2.5;

“SAP Loan Note Instrument” means an instrument in the agreed form constituting the SAP Loan Notes;

“SAP Loan Notes” means the 2006 US Loan Notes constituted by the SAP Loan Note Instrument and to be issued by the Purchaser in accordance with Clause 6.5(a);

“Second Accounting Period” means the 12 month period ending on 30 June 2006;

“Second Additional Payment” means the amount (if any) calculated in accordance with Clause 6.2(a);

“Second Turnover” means the Non-US Turnover attributable to the Second Accounting Period;

“Service Agreement” means the agreement in the agreed form to be entered into on Completion between K Baker and the Company;

“Shares” means the Ordinary Shares, the A Preferred Shares and the B Preferred Shares together comprising the whole of the issued share capital of the Company;

“Spacelabs” means Spacelabs Medical, Inc (a company incorporated under the laws of Delaware under company no: 3768146, whose registered office is at 1209 Orange Street, Wilmington, Delaware 19801);

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“Spacelabs Shares” means common stock of US$0.001 each in the capital of Spacelabs;

“Specified Proportions” means in respect of all the Vendors, the percentages set out adjacent to their names in column 3 of Schedule 1;

“Subsidiaries” means the companies other than the Company briefly described in Schedule 2;

“subsidiary” means a subsidiary within the meaning of sections 736 and 736A of the Act;

“Taema Contract” means the distribution agreement dated 16 July 2002 made between Taema S.A. and Blease Medical Equipment Limited;

“Taema Product” means a Product which is manufactured and/or sold by Taema S.A.;

“TAP Loan Note Instrument” means an instrument in the agreed form constituting the TAP Loan Notes;

“TAP Loan Notes” means the 2007 US Loan Notes constituted by the TAP Loan Note Instrument and to be issued by the Purchaser in accordance with Clause 6.5(b);

“Tax” or “Taxation” has the meaning given to that expression in clause 1.1 of the Tax Deed;

“Tax Authority” has the meaning given to that expression in clause 1.1 of the Tax Deed;

“Tax Deed” means the deed in the agreed form to be entered into on Completion between the Non-Institutional Vendors and the Purchaser;

“Tax Warranties” means the Warranties set out in paragraphs 27 of Part 2 of Schedule 5;

“TCGA” means the Taxation of Chargeable Gains Act 1992;

“Third Accounting Period” means the 12 month period ending on 30 June 2007;

“Third Additional Payment” means the amount (if any) calculated in accordance with Clause 6.2(b);

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“Third Turnover” means the Non-US Turnover attributable to the Third Accounting Period;

“TMA” means the Taxes Management Act 1970;

“Turnover” means, insofar as the same is recognised as such in accordance with generally accepted accounting principles of the USA, the net invoice sales value attributed (after having made the deductions referred to below) to the sales of the Product and/or the supply of the Product Services, in each case:

(a)	in respect of the period from the Completion Date, by (and such invoice being issued by) any member of the Purchaser’s Group to any person which is not a member of the Purchaser’s Group; and

(b)	in respect of the period from the Accounting Date to the Completion Date, by (and such invoice being issued by) any Group Company to any person which is not a member of the Group,

(whether through agents, distributors, direct sales or otherwise). For the purposes of establishing the “net invoice sales value” the following shall be deducted from an invoice in so far as attributable thereto: VAT or any similar sales tax, import duties, rebates, commission paid to third parties, freight, insurance, discounts and refunds;

“Turnover Statement” means a statement of Turnover for each of the First Accounting Period and each of the Accounting Periods prepared in accordance with Clause 6.4;

“this Transaction” means the transaction the subject of this Agreement;

“US Product” means a Product that is sold by any member of the Purchaser’s Group to a customer for use in the USA;

“US Loan Notes” means the SAP Loan Notes, the TAP Loan Notes and the FAP Loan Notes;

“US Sales Payment” means the amount (if any) calculated in accordance with Clause 6.3;

“US Turnover” means Turnover attributable to the sale of US Products;

“USA” means The United States of America;

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“VAT” means the tax as constituted by the VATA and any other tax imposed in addition or in substitution for it at the rate from time to time imposed;

“VATA” means the Value Added Tax Act 1994;

“Vendors’ Agent” has the meaning given to that expression in Clause 12.5;

“Vendors’ Solicitors” means Hammonds of 7 Devonshire Square, Cutlers Gardens London EC2M 4YH;

“Warrant Holders” means Andrew Ferguson, Elizabeth Ferguson, Ian Ferguson, Joanna Sparrow, AJD and EM Ferguson K Account, AJD and EM Ferguson G Account, 3i Group, Duncan Property Investments Limited and Jim Everitt (each being a Vendor);

“Warrant Instrument” means the warrant instrument dated 17 February 2004 made by the Company constituting the Warrants;

“Warranties” means the warranties to be given by the Non-Institutional Vendors as set out in Part 2 of Schedule 5 and “Warranty” has the corresponding meaning; and

“Warrants” means the warrants of the Company over 105,881 ordinary shares of £1 each in the capital of the Company constituted in the Warrant Instrument.

1.2	In this Agreement, unless the context requires otherwise:

(a)	references to Clauses, the Recital and Schedules are references to clauses and recitals of and schedules to this Agreement and references within a sub-clause to “this Clause” shall refer to the whole Clause and not merely to the sub-clause in which it appears;

(b)	the Recital and Schedules form part of and are incorporated in this Agreement;

(c)	headings and sub-headings are included for ease of reference only and shall not affect the interpretation of this Agreement;

(d)	the singular shall include the plural and vice versa and references to any gender shall include references to the other genders;

(e)	the expression “person” shall mean any natural person, partnership, joint venture, corporation (wherever incorporated), trust, firm, association, government, governmental (or supra-governmental) agency, authority or department, or any other entity, whether acting in an individual, fiduciary or other capacity;

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(f)	any reference to a time of day is to London time;

(g)	any reference to a party shall mean any party to this Agreement;

(h)	any reference to the parties shall include their respective successors in title, permitted assigns and personal representatives;

(i)	any reference to a document as being “in the agreed form” means that document in a form agreed between the parties such agreement being signified by the signature or initialling of a draft for the purposes of identification by or on behalf of each of the parties;

(j)	where any statement is qualified by the expression “so far as the Non-Institutional Vendors are aware” or any similar expression that statement shall be treated as including an additional statement that it has been made after due and careful enquiry;

(k)	any reference to any matter disclosed to the Purchaser shall be limited to a matter fairly set out in the Disclosure Letter;

(l)	any reference to any statute or statutory provision shall include that statute or statutory provision as from time to time amended, modified, replaced or re-enacted (whether before or after the date of this Agreement) and any order, regulation, instrument, bye-law or other subordinate legislation made under it; and

(m)	except as otherwise expressly stated, any agreement, covenant, warranty or undertaking on the part of the Non-Institutional Vendors is made or given by such parties jointly and severally and any agreement, covenant, warranty or undertaking on the part of the Institutional Vendors is made or given by such parties separately and independently. While each of the Non-Institutional Vendors agree, covenant, warrant and undertake in accordance with this sub-clause the Non-Institutional Vendors’ liability under this Agreement shall be limited as set out in Schedule 6.

2.	SALE OF SHARES AND WARRANTS

2.1	Subject to the terms of this Agreement, each Vendor separately and independently and not jointly and severally shall sell with full title guarantee and, notwithstanding any limitation otherwise implied by the Law of Property (Miscellaneous Provisions)

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Act 1994, free from all Encumbrances the number of Ordinary Shares, A Preferred Shares and B Preferred Shares set opposite that Vendor’s name in Column 2 of Schedule 1 and the Purchaser shall purchase the Ordinary Shares, A Preferred Shares and B Preferred Shares from the respective Vendors and together with all rights attaching to them at the date of this Agreement (including the right to receive all dividends and distributions declared, paid or made after that date).

2.2	Each of the Vendors hereby waives any rights it may have under the articles of association of the Company or otherwise to have any of the Shares offered to it for purchase prior to or in consequence of the sale or transfer of the Shares to the Purchaser or its nominees under this Agreement.

2.3	Each of the Vendors separately and independently hereby agrees that, notwithstanding the provisions of article 5.2 of the Articles of Association and/or of Clause 7.7(b) of the Warrant Instrument, the Consideration shall be paid to the Vendors in the proportions set out in this Agreement and each of the Vendors separately and independently hereby waives any rights it may have under or pursuant to the provisions of article 5.2 of the Articles of Association and/or of Clause 7.7(b) of the Warrant Instrument to receive any part of the Consideration otherwise than as set out in this Agreement.

2.4	Each of the Warrant Holders hereby consents to the modification of the Warrant Instrument by the addition of “OSI Systems, Inc or” at the beginning of clause 8.1(a) of the Warrant Instrument.

2.5	Subject to the terms of this Agreement, each Warrant Holder (other than 3i Group) separately and independently and not jointly and severally shall sell with full title guarantee and, notwithstanding any limitation otherwise implied by the Law of Property (Miscellaneous Provisions) Act 1994, free from all Encumbrances the number of Sale Warrants set out in column 2 adjacent to its name set out below and the Purchaser shall purchase the Sale Warrants from the respective Warrant Holders and together with all rights attaching to them at the date of this Agreement.

Column 1	Column 2	Column 3

Warrant Holder	Number of Sale Warrants	Amount Payable
Andrew Ferguson	17,000	£71,964.79
Elizabeth Ferguson	10,000	£42,332.22
Ian Ferguson	4,500	£19,049.50
Joanna Sparrow	4,500	£19,049.50
Duncan Property Investments Limited	48,176	£203,939.73
Jim Everitt	176	£745.05
AJD & EM Ferguson G Account	4,500	£19,049.50
AJD & EM Ferguson K Account	4,500	£19,049.50

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2.6	Completion of the sale of the Sale Warrants shall take place simultaneously with Completion whereupon the Warrant Holders (other than 3i Group) shall deliver to the Purchaser transfer forms in respect of the Sale Warrants together with warrant certificates in respect thereof and the Purchaser shall pay the consideration for the Sale Warrants in accordance with Clause 3.3.

3.	CONSIDERATION

3.1	(Subject in the case of Clauses 3.1(b) to 3.1(f) inclusive to reduction in accordance with Clause 7.1 in the case of the Non-Institutional Vendors) the Consideration for the Shares shall be the aggregate of and satisfied as follows:

(a)	a sum equal to £4,500,000 (four million five hundred thousand pounds sterling) less a sum equal to the aggregate of £395,179.79 (being the consideration for the Sale Warrants) and a sum equal to the Liabilities (but subject to Clause 3.2(e)) which resultant amount shall be paid in cash, after deducting:

(i)	the sum of £12,529 in accordance with the instruction referred to in Clause 4.3(a)(i);

(ii)	the aggregate sum of £47,167.23 from the amount of the Initial Consideration due to Andrew Ferguson, Elizabeth Ferguson and Jim Everitt (each being one of the Vendors), in respect of employee’s NICs and income tax collected under PAYE arising on the exercise of certain of the Warrants by them, in each case in accordance with the instruction referred to in Clause 4.3(a)(ii); and

(iii)	the sum of £114,856.47 which shall be dealt with in accordance with paragraph 2.1 of the Escrow Letter, at Completion and the Initial Consideration shall be apportioned between the Vendors in the Specified Proportions (and as set out in column 4 of Schedule 1);

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(b)	a sum equal to the First Additional Payment calculated and payable in accordance with Clause 6.1;

(c)	a sum equal to the Second Additional Payment calculated and payable in accordance with Clause 6.2(a);

(d)	a sum equal to the Third Additional Payment calculated and payable in accordance with Clause 6.2(b);

(e)	a sum equal to the Fourth Additional Payment calculated and payable in accordance with Clause 6.2(c); and

(f)	a sum equal to the US Sales Payment calculated and payable and to be satisfied in accordance with Clause 6.3.

3.2	For the purposes of this Clause and paragraph 11.1 of Schedule 5, “Liabilities” shall mean the aggregate of the following amounts:

(a)	the aggregate amount, being £485,232.98, that is required at Completion to bring the aggregate of all accounts of the Group Companies with Barclays Bank plc and Lloyds TSB Bank plc to an amount equal to zero after taking into account any payments made or directed to be made by or to any Group Company out of or into any such bank accounts or cheques or other instruments issued in respect of a debit or credit to any such bank accounts as evidenced by statements from Barclays Bank plc and Lloyds TSB Bank plc dated as at close of business two Business Days prior to Completion together with bank reconciliations from the accounting records of the Company or Blease Medical Equipment Limited recording all debits and credits into and out of such accounts up to, and including, the Completion Date;

(b)	the amount required at Completion to redeem the Existing Loan Notes (including all unpaid interest accrued thereon), being £540,531.39;

(c)	the amount required at Completion to repay the loan made by Duncan Property Investments Limited to the Company (including all unpaid interest accrued thereon), being £192,375;

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(d)	the sum of £14,725.37, being the employer’s NICs arising on the exercise by Andrew Ferguson, Elizabeth Ferguson and Jim Everitt (each being one of the Vendors) of certain of the Warrants; and

(e)	the sum of £35,857.63, being the employer’s NICs retained in accordance with paragraph 2.1 of the Escrow Letter, provided that if any part of such sum is returned to the Vendors in accordance with the Escrow Letter the Consideration shall be deemed to be increased by any such sum.

3.3	The consideration for the Sale Warrants shall be the aggregate sum of £395,179.79 which shall be apportioned between the Warrant Holders (other than 3i Group) as set out adjacent to their respective names in column 3 in Clause 2.5.

4.	COMPLETION

4.1	Completion shall take place immediately upon signing of this Agreement at the offices of the Purchaser’s Solicitors.

4.2	At Completion the Institutional Vendors shall comply with paragraph 1 of Schedule 4 and the Non-Institutional Vendors shall comply with paragraphs 2 and 3 of Schedule 4.

4.3	At Completion the Purchaser shall:

(a)	procure that the Initial Consideration is transferred by electronic bank transfer to the Vendors’ Solicitors and/or the solicitors to 3i and 3i Group (who are each hereby irrevocably authorised to so receive) less:

(i)	the sum of £12,529 which 3i Group has instructed the Purchaser to pay to the Company on its behalf in order to pay up in full the amounts due on exercise of 12,529 Warrants held by it and in respect thereof the Purchaser hereby confirms that immediately prior to Completion it delivered (or procured delivery of) a cheque for such sum to the Company; and

(ii)	the aggregate sum of £47,167.23 which Andrew Ferguson, Elizabeth Ferguson and Jim Everitt (each being one of the Vendors) have irrevocably instructed the Purchaser to pay to the Company on their behalf in order to satisfy the employee’s NICs and income tax liability referred to in Clause 3.1(a)(ii) and in respect thereof the Purchaser hereby confirms that on Completion it shall pay such amount to the Company;

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(b)	deliver to the Non-Institutional Vendors a copy of the Tax Deed duly executed by or on behalf of the Purchaser;

(c)	deliver the stock option agreement in the agreed form;

(d)	deliver the Service Agreements duly executed on behalf of the Company;

(e)	deliver the AF Compromise Agreement duly executed on behalf of the Purchaser;

(f)	deliver the deed of variation to the lease referred to in paragraph 4 of Schedule 3 in the agreed form;

(g)	deliver a copy of the resolutions of the board of OSI approving the Transaction and creating the Loan Notes and the US Loan Notes;

(h)	deliver a cheque in the amount of £5,457.22 to 3i to the Vendors’ Solicitors (who 3i hereby authorise to so receive on its behalf) to satisfy the Company’s obligation to pay a negotiation fee owed to 3i;

(i)	deliver the Consultancy Agreement executed by the Purchaser;

(j)	deliver copies of each of the following loan note instruments executed by the Purchaser: the 2005 Loan Note Instrument, the 2006 Loan Note Instrument, the 2007 Loan Note Instrument, the 2008 Loan Note Instrument, the FAP Loan Note Instrument, the SAP Loan Note Instrument and the TAP Loan Note Instrument; and

(k)	procure payment to Barclays Bank plc of the sum of £485,232.98.

4.4	The Purchaser shall not be concerned to see to the application of the Initial Consideration paid under Clause 4.3 or the consideration for the Sale Warrants paid under Clause 2.6 and the receipt by the Vendors’ Solicitors and/or the solicitors to 3i and 3i Group of such sum in full shall be an absolute discharge to the Purchaser for the Initial Consideration and for the consideration for the Sale Warrants.

4.5	The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed at the same time in accordance with this Agreement.

4.6	On Completion, the Purchaser shall deliver a copy of the Escrow Letter duly executed by it and the Purchaser’s Solicitors and the Non-Institutional Vendors shall deliver a copy of the Escrow Letter duly signed by the Vendors’ Agent.

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5.	WARRANTIES

5.1	Each Institutional Vendor, in respect of itself only and in respect of those of the Shares set out against its name in Schedule 1 separately and independently warrants to the Purchaser in the terms of the statements set out in the Institutional Warranties. The maximum aggregate liability of each Institutional Vendor under the Institutional Warranties given by it shall be equal to the amount of the Consideration in cash actually received by it at Completion and the amount of cash actually received by it on redemption of any of the Loan Notes and/or any of the US Loan Notes from time to time.

5.2	Subject to Clause 1.2(m), this Clause 5 and Schedule 6 the Non-Institutional Vendors:

(a)	warrant to the Purchaser in the terms of the Warranties (excluding those Warranties contained in paragraphs 2, 3.1 and 3.4 of Part 2 of Schedule 5); and

(b)	(separately and independently in respect of only himself or herself and those of the Shares respectively set out against his or her name in Schedule 1) warrant to the Purchaser in terms of those Warranties contained in paragraphs 2, 3.1 and 3.4 of Part 2 of Schedule 5.

5.3	The Non-Institutional Vendors acknowledge that the Warranties are given with the intention of inducing the Purchaser to enter into this Agreement and that the Purchaser is entering into this Agreement in reliance upon the Warranties. Each Institutional Vendor separately and independently acknowledges that the Institutional Warranties given by it are given with the intention of inducing the Purchaser to purchase its Shares and that the Purchaser is entering into this Agreement in reliance upon such Institutional Warranties.

5.4	The Warranties are given subject to matters fairly disclosed in the Disclosure Letter.

5.5	Each of the Institutional Warranties and the Warranties is separate and independent and, save as expressly otherwise provided in this Agreement, shall not be limited by reference to any other Institutional Warranty and/or Warranty or by anything in this Agreement or the Tax Deed.

5.6	The Vendors shall not make any claim or demand or exercise any other right or remedy which the Vendors may have against any of the employees of any of the Group Companies in connection with this Transaction (including the provision of information contained or reflected in the Disclosure Letter), save to the extent of fraud or wilful non-disclosure by those employees or if and in so far as the Purchaser may in its absolute discretion otherwise agree in writing.

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5.7	The Disclosure Letter does not affect the construction of this Agreement (without prejudice to its qualification of the Warranties) and does not vary the terms of this Agreement (except if and in so far as the Disclosure Letter may expressly so state).

5.8	Any obligation which the Purchaser may have to mitigate any loss arising out of any breach of the Warranties or any other provision of this Agreement shall not extend to allowing any Group Company to become insolvent.

5.9	The provisions of Schedule 6 shall apply to limit the liability of the Non-Institutional Vendors in respect of claims under the Warranties and this Agreement other than in respect of any liability under those Warranties set out in paragraphs 2, 3.1, 3.2, 3.4, 3.5, 7.1(r), 11.1 and 13.7 of Part 2 of Schedule 5, which liability shall not be limited by the provisions of Schedule 6.

5.10	No limitation placed upon the liability of the Non-Institutional Vendors by this Clause or Schedule 6 (whether as to amount, time or otherwise) shall apply in relation to any claim by the Purchaser which (or the delay in discovery of the subject matter of the claim or that it is claimable under this Clause) is the consequence of fraud or fraudulent misrepresentation or wilful dishonest non-disclosure by the Non-Institutional Vendors or any of them.

5.11	Each of the Non-Institutional Vendors shall indemnify the Purchaser and each Group Company (and for this purpose the Purchaser is acting as agent of each Group Company) on an after tax basis and keep each of them fully indemnified on demand against all losses, liabilities, claims, actions, proceedings, damages, demands, costs, charges and expenses suffered or incurred by or made against the Purchaser or any Group Company arising directly or indirectly from or in respect of:

(a)	any liabilities, losses, damages and/or expenses suffered or incurred by Blease Medical Equipment Limited (being one of the Subsidiaries) arising out of any breach by Blease Medical Equipment Limited of any of the warranties contained in the MEC Sale Agreement;

(b)	any breach of the warranty set out in paragraph 11.1 of Part 2 of Schedule 5;

(c)	the dissolution of McCrea Engineering Co Limited, a company which was dissolved on 7 September 2004; and

(d)	the specific claims being considered by Specialised Medical Supplies Co. Limited, Caretek S.A.L. and Impexport Services Limited as referred to in

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paragraph 12.9 of part 3 (specific disclosures) of the Disclosure Letter and Clause 5.15 shall apply in relation to the conduct of any claim relating thereto.

Where this Clause and Clause 5.15 refer to an indemnity being provided on an after tax basis, the indemnifying party shall be obliged to pay such amount as will so far as possible restore the indemnified party’s position (in terms of both cash and available reliefs from Tax) to what it would have been in the absence of the event giving rise to the indemnity claim, taking into account both the extent (if any) to which the receipt of the payment by the indemnified party is subject to Tax in its hands and the extent (if any) to which the event giving rise to the indemnity claim also caused any relief from Tax to accrue to the indemnified party which would not otherwise have accrued.

5.12	The Purchasers warrants in terms of the Purchaser’s Warranties.

5.13	The Purchaser acknowledges that the Purchaser’s Warranties are given by the Purchaser with the intention of inducing the Vendors to enter into this Agreement and that the Vendors are entering into this Agreement in reliance on the Purchaser’s Warranties.

5.14	Each of the Warranties is separate and independent and, save as expressly otherwise provided in this Agreement, shall not be limited by reference to any other Warranty or by anything in this Agreement or the Tax Deed.

5.15	Subject to the Non-Institutional Vendors indemnifying and keeping indemnified the Purchaser and each Group Company (and for this purpose the Purchaser is acting as agent of each Group Company) on an after tax basis against any liability, loss, damages, awards or expenses which may be incurred thereby and providing to the Purchaser sufficient security for any such indemnity as the Purchaser may reasonably request, the Purchaser shall permit the Vendors’ Agent, if he shall so request in writing, to have the conduct of all proceedings relating to any of the matters referred to in Clause 5.11(d) including the appointment of solicitors or other professional advisers and making any settlement or compromise thereof, provided that:

(a)	if the Purchaser shall so require in writing, the Vendors’ Agent shall procure that the Purchaser is promptly sent copies of all written communications pertaining thereto; and

(b)	the Vendors’ Agent shall not, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld), take any such action that may adversely affect the goodwill or commercial interests of any member of the Purchaser’s Group.

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5.16	Each of the Non-Institutional Vendors hereby confirms to the Purchaser that, as at 9.30 am on Monday, 7 February 2005, neither he/she nor any Group Company has received any response by Philips Medical Systems Netherlands BV or any group, associated or affiliated company thereof, in relation to the letter dated 18 January 2005 from Andrew Ferguson to Eric Ropert at Philips Medical Systems Netherlands BV.

5.17	Each of the Non-Institutional Vendors shall indemnify the Purchaser and each Group Company (and for this purpose the Purchaser is acting as agent of each Group Company) on an after tax basis and keep each of them fully indemnified on demand against any and all Environmental Loss. Where this Clause 5.17 refers to an indemnity being provided on an after tax basis, the indemnifying party shall be obliged to pay such amount as will so far as possible restore the indemnified party’s position (in terms of both cash and available reliefs from Tax) to what it would have been in the absence of the event giving rise to the indemnity claim, taking into account both the extent (if any) to which the receipt of the payment by the indemnified party is subject to Tax in its hands and the extent (if any) to which the event giving rise to the indemnity claim also caused any relief from Tax to accrue to the indemnified party which would not otherwise have accrued.

6.	ADDITIONAL PAYMENTS

6.1	(Subject to reduction in accordance with Clause 7.1 in the case of the Non-Institutional Vendors) in the event that the First Turnover shall be:

(a)	less than £11 million, the First Additional Payment shall be nil; or

(b)	equal to or greater than £11 million but less than £12 million, the First Additional Payment shall be the sum of £500,000; or

(c)	equal to or greater than £12 million, the First Additional Payment shall be the sum of £1,000,000 (plus £0.01 for each £1,000,000 of First Turnover over £20,000,000),

and shall be satisfied in accordance with Clause 6.6(a).

6.2	(Subject to reduction in accordance with Clause 7.1 in the case of the Non-Institutional Vendors) the Additional Payments shall be calculated by reference to the Non-US Turnover and shall be satisfied in accordance with Clause 6.6 and in respect thereof:

(a)	the Second Additional Payment shall be a sum equal to:

(     a - b         x £1 million ) + z

  2,000,000

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where:

(i)	in the event that the First Turnover shall be greater than £12 million:

a = the lesser of £15,000,000 and the Second Turnover;

b = £13,000,000; and

z = £0.01 for each £5,000,000 of Second Turnover over £40,000,000;

(ii)	in the event that the First Turnover shall be equal to or less than £12 million:

a = the lesser of £13,000,000 and the Second Turnover; and

b = £11,000,000; and

z = £0.01 for each £5,000,000 of Second Turnover over £40,000,000;

provided that (and for the avoidance of doubt) if a-b shall in either case be zero or a negative amount the Second Additional Payment shall be nil.

(b)	the Third Additional Payment shall be a sum equal to:

(     c - d     x £1 million ) + y

  2,000,000

where:

(i)	in the event that the First Turnover shall be greater than £12 million:

c = the lesser of £17,000,000 and the Third Turnover;

d = £15,000,000; and

y = £0.01 for each £5,000,000 of Third Turnover over £40,000,000;

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(ii)	in the event that the First Turnover shall be equal to or less than £12 million:

c = the lesser of £15,000,000 and the Third Turnover;

d = £13,000,000; and

y = £0.01 for each £5,000,000 of Third Turnover over £40,000,000;

provided that (and for the avoidance of doubt) if c-d shall in either case be zero or a negative amount the Third Additional Payment shall be nil.

(c)	the Fourth Additional Payment shall be a sum equal to:

(     e - f     x £1 million ) + x

  2,000,000

where:

(i)	in the event that the First Turnover shall be greater than £12 million:

e = the lesser of £19,000,000 and the Fourth Turnover;

f = £17,000,000; and

x = £0.01 for each £5,000,000 of Fourth Turnover over £40,000,000;

(ii)	in the event that the First Turnover shall be equal to or less than £12 million:

e = the lesser of £17,000,000 and the Fourth Turnover;

f = £15,000,000; and

x = £0.01 for each £5,000,000 of Fourth Turnover over £40,000,000;

provided that (and for the avoidance of doubt) if e-f shall in either case be zero or a negative amount the Fourth Additional Payment shall be nil.

6.3	(Subject to reduction in accordance with Clause 7.1 in the case of the Non-Institutional Vendors) the US Sales Payment shall (subject always to Clause 6.7) be calculated by reference to the US Turnover for each of the Accounting Periods as follows and satisfied in accordance with Clause 6.5:

(a)	in respect of the Second Accounting Period, an amount equal to the sum of:

    g - h x £750,000

5,000,000

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where:

g = the amount of the US Turnover attributable to the Second Accounting Period; and

h = the smallest amount required to reduce g to a multiple of 5,000,000 or if g is less than 5,000,000 then h shall equal the amount of g;

provided that (for the avoidance of doubt) if g is less than 5,000,000 then no US Sales Payment shall be payable in respect of the Second Accounting Period;

(b)	in respect of the Third Accounting Period, an amount equal to the sum of:

(i + h) - j x £750,000

  5,000,000

where:

h is as defined in Clause 6.3(a);

i = the amount of the US Turnover attributable to the Third Accounting Period; and

j = the smallest amount required to reduce the sum i + h to a multiple of 5,000,000 or if i + h is less than 5,000,000 then j shall equal the amount of i + h;

provided that (for the avoidance of doubt) if i+h is less than 5,000,000 then no US Sales Payment shall be payable in respect of the Third Accounting Period;

(c)	in respect of the Fourth Accounting Period, an amount equal to the sum of:

(k + j) - l x £750,000

    5,000,000

where:

j is as defined in Clause 6.3(b);

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k = the amount of the US Turnover attributable to Fourth Accounting Period; and

l = the smallest amount required to reduce the sum k + j to a multiple of 5,000,000 or if k + j is less than 5,000,000 then l shall equal the amount of k + j;

provided that (for the avoidance of doubt) if k + j is less than 5,000,000 then no US Sale Payment shall be payable in respect of the Fourth Accounting Period.

6.4	The following provisions shall apply for determining the Non-US Turnover and the US Turnover:

(a)	the Purchaser shall use all reasonable endeavours to procure that as soon as reasonably practicable after and in any event within three months after each of the First Accounting Period and each of the Accounting Periods, a Turnover Statement in respect of each such period is prepared by the directors of the Purchaser;

(b)	the Turnover Statement shall (unless otherwise specified in this Agreement or unless otherwise agreed in writing by the Vendors’ Agent, 3i, 3i Group and the Purchaser) for each of the First Accounting Period and each of the Accounting Periods itemise the US Turnover and the Non-US Turnover;

(c)	upon each Turnover Statement being prepared, the Purchaser shall provide the same to the Vendors’ Agent and 3i and 3i Group together with such information and supporting papers as may be required to ascertain the accuracy of the information in any such Turnover Statement, in order that the Vendors’ Agent and 3i and 3i Group may approve such Turnover Statement and the Vendors’ Agent and 3i and 3i Group shall be entitled to raise requisitions or enquiries on any such Turnover Statement;

(d)

if within forty Business Days after the submission to the Vendors’ Agent and 3i and 3i Group of a Turnover Statement the same shall not have been approved (whether as a result of dispute or otherwise) in writing by the Vendors’ Agent and 3i and 3i Group (with such adjustments (if any) thereto as may be agreed in writing by the Vendors’ Agent and 3i and 3i Group and the Purchaser) the matter or dispute shall be referred to an independent chartered accountant (to be appointed failing agreement between the Vendors’ Agent and 3i and 3i Group and the Purchaser within five Business Days after the expiry of the said period of forty Business Days by the President for the time being of the Institute of Chartered Accountants in England and Wales on

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the application of the Vendors’ Agent or 3i or 3i Group or the Purchaser) and the determination (in respect of which he shall be instructed to deliver within 20 Business Days of receipt of all submissions) of such independent chartered accountant (acting as an expert and not as an arbitrator (but notwithstanding this the Vendors’ Agent and 3i and 3i Group and the Purchaser shall each be entitled to make submissions to such independent chartered accountant although he shall not be in any way fettered thereby)) shall (save in the case of manifest error) be final and binding on the Vendors and the Purchaser and shall be incorporated or otherwise dealt with as appropriate in such Turnover Statement which shall then be deemed to be approved by all of the Vendors and the Purchaser for the purposes of this Agreement;

(e)	the Vendors’ Agent and 3i and 3i Group and the Purchaser shall give to each other and to their respective professional advisers all assistance and information within their respective powers in order that such Turnover Statement can be approved and/or determined as aforesaid; and

(f)	any costs of determination of the independent chartered accountant shall be borne as to one half thereof by the Vendors in the Specified Proportions and as to the remaining one half thereof by the Purchaser or (if he shall so determine) as the said independent chartered accountant shall direct.

6.5	(Subject to reduction in accordance with Clause 7 in the case of the Non-Institutional Vendors) each part of the US Sales Payment shall be payable as follows:

(a)	such part of the US Sales Payment calculated in accordance with Clause 6.3(a) (if any) shall be paid within 14 days of approval of the Turnover Statement relating to the Second Accounting Period whereupon such part of the US Sales Payment shall be satisfied by the issue of such principal amount of the SAP Loan Notes to the Vendors in the Specified Proportions as, in aggregate, is equal to such amount of such part of the US Sales Payment;

(b)	such part of the US Sales Payment calculated in accordance with Clause 6.3(b) (if any) shall be paid within 14 days of approval of the Turnover Statement relating to the Third Accounting Period whereupon such part of the US Sales Payment shall be satisfied by the issue of such principal amount of the TAP Loan Notes to the Vendors in the Specified Proportions as, in aggregate, is equal to such amount of such part of the US Sales Payments; and

(c)	such part of the US Sales Payment calculated in accordance with Clause 6.3(c) (if any) shall be paid within 14 days of approval of the Turnover

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Statement relating to the Fourth Accounting Period whereupon such part of the US Sales Payment shall be satisfied by the issue of such principal amount of the FAP Loan Notes to the Vendors in the Specified Proportions as, in aggregate, is equal to such amount of such part of the US Sales Payment.

6.6	(Subject to reduction in accordance with Clause 7 in the case of the Non-Institutional Vendors) the First Additional Payment and the Additional Payments shall be payable as follows:

(a)	the First Additional Payment (if any) shall be paid within 14 days of approval of the Turnover Statement relating to the First Accounting Period whereupon such part of the Consideration shall be satisfied by the issue of such principal amount of the 2005 Loan Notes to the Vendors in the Specified Proportions as, in aggregate, is equal to the First Additional Payment;

(b)	the Second Additional Payment (if any) shall be paid within 14 days of approval of the Turnover Statement relating to the Second Accounting Period whereupon such part of the Consideration shall be satisfied by the issue of such principal amount of the 2006 Loan Notes to the Vendors in the Specified Proportions as, in aggregate, is equal to the Second Additional Payment;

(c)	the Third Additional Payment (if any) shall be paid within 14 days of approval of the Turnover Statement relating to the Third Accounting Period whereupon such part of the Consideration shall be satisfied by the issue of such principal amount of the 2007 Loan Notes to the Vendors in the Specified Proportions as, in aggregate, is equal to the Third Additional Payment; and

(d)	the Fourth Additional Payment (if any) shall be paid within 14 days of approval of the Turnover Statement relating to the Fourth Accounting Period whereupon such part of the Consideration shall be satisfied by the issue of such principal amount of the 2008 Loan Notes to the Vendors in the Specified Proportions as, in aggregate, is equal to the Fourth Additional Payment.

6.7	The aggregate amount of the US Sales Payment calculated in accordance with Clause 6.3 shall not exceed £2,250,000 plus £0.01 for each £5,000,000 of US Turnover for the Second Accounting Period in excess of £40,000,000.

6.8	For the avoidance of doubt, each of the Additional Payments shall not exceed £1,000,000 plus £0.01 for each £5,000,000 of First Turnover, Second Turnover and Third Turnover (as the case may be), in each case over £40,000,0000.

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6.9	For the purposes of clarification only, there are set out in Schedule 7 examples of how the calculations in Clauses 6.2 and 6.3 are intended to operate.

6.10	The Purchaser acknowledges that it is its current intention to grow the business currently being carried on by the Company subject to normal commercial and economic considerations provided that the parties hereby acknowledge and agree that this expression of intent does not and is not intended to create any legally binding obligation whatsoever on the part of the Purchaser (whether by way of a representation, warranty, undertaking, covenant, collateral contract or otherwise howsoever) and the Vendors agree that they have not entered into this Agreement or any agreement or document entered into pursuant to this Agreement in reliance upon any such expression of intent.

6.11	For the avoidance of doubt, each of the First Additional Payments, the Additional Payments and the US Sales Payment payable to the Vendors shall only be satisfied in the form of the Loan Notes and the US Loan Notes (as the case may be).

6.12	In the event that the Purchaser shall fail to satisfy (by way of the issue of Loan Notes and/or US Loan Notes) any part of the First Additional Payment, the Additional Payments and/or any US Sales Payment in accordance with this Clause 6 then interest shall be payable by the Purchaser to the Vendors on such unsatisfied sum calculated and accruing on a daily basis at the rate of 2 per cent. per annum above the base rate of Barclays Bank plc for the time being from the due date of satisfaction (by way of the issue of Loan Notes and/or US Loan Notes) to the date of actual satisfaction (by way of Loan Notes and/or US Loan Notes) thereof.

6.13	(Subject to Clause 7 in the case of the Non-Institutional Vendors) in the event that any Loan Notes and/or US Loan Notes are to be issued in accordance with Clauses 6.5 and/or 6.6 (as the case may be), the Purchaser hereby undertakes to the Vendors to validly issue the same and to issue certificates in respect thereof within 14 days of the date of such issue.

6.14	The Purchaser undertakes to the Vendors that the provisions of this Clause 6 shall continue in full force and effect notwithstanding the fact that any shares in the capital of Spacelabs may become traded on a securities exchange.

6.15	The Purchaser and the Non-Institutional Vendors shall work together in good faith following Completion to determine if the sale by Jim Everitt of his Warrants gives rise to a Tax charge and to the extent that it does not, the Purchaser shall agree a suitable way to compensate him for any Tax deducted pursuant to Clauses 3.1(a)(ii) and 3.2(d) in respect thereof, and no adjustment shall be made to the Specified Proportions as a consequence thereof.

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7.	REDUCTION IN CONSIDERATION

7.1	In the event that there shall be in respect of any or all of the Non-Institutional Vendors an unsatisfied Settled Claim at a time when the Purchaser shall be obliged to make payment of any part of the Consideration pursuant to Clause 6 to such of the Non-Institutional Vendors then (subject to such of the Non-Institutional Vendors’ right to satisfy such Settled Claim in cash pursuant to Clause 7.2) the amount of that part of the Consideration so payable to such of the Non-Institutional Vendors shall be reduced by the amount of the Settled Claim, which reduction shall to the extent thereof satisfy the liability of the Non-Institutional Vendors in respect of that Settled Claim.

7.2	For the avoidance of doubt each of the Non-Institutional Vendors shall be entitled to discharge all or any part of any Settled Claim by payment in cash.

7.3	For the purposes of this Clause 7 (and not for any other purpose) a Claim shall be deemed to be Settled if either the liability in respect of any such Claim has:

(a)	been agreed in writing by the Vendors’ Agent and the Purchaser; or

(b)	been adjudged by a court or tribunal of competent jurisdiction in respect of which no right of appeal or right to judicial review lies to a higher or different court or tribunal or in respect of which the right of appeal or right of judicial review is finally refused or has lapsed (provided that for the purposes of this definition all rights of appeal or to judicial review shall be deemed to have lapsed if not exercised within 45 days of such right arising).

8.	POST-COMPLETION OBLIGATIONS

8.1	Mr Ferguson warrants and undertakes to the Purchaser:

(a)	not for a period of 2 years from the Completion Date to be, directly or indirectly (whether as a shareholder, partner, consultant, employee, agent or principal or in any other capacity), engaged, concerned or interested in any business or company carrying on anywhere in the world the Business provided that Mr Ferguson may be interested in up to one per cent. of the securities in any company carrying on anywhere in the world such a business if such securities are listed or dealt in on a recognised investment exchange; and (which is a separate and severable covenant);

(b)	not for a period of 2 years from the Completion Date for himself or for or through any other person to employ or engage or seek to entice away from the employment or engagement of the Purchaser’s Group any person who was

30

at any time during the 12 months before the Completion Date employed or engaged by any Group Company except with the prior written approval of the Purchaser; and (which is a separate and severable covenant)

(c)	not for a period of 2 years from the Completion Date for himself or for or through any other person to canvass or solicit or seek to canvass or solicit any person who shall have been at any time during the 24 months before the Completion Date a customer of any Group Company in order to offer them goods or services which compete with those supplied by any Group Company; and (which is a separate and severable covenant)

(d)	(save in the proper course of his duties under any service and/or consultancy agreement with the Company) not at any time after the Completion Date to use or hold himself out as using any of the trading or operating names of any Group Company or any colourable imitation or derivation of them; and (which is a separate and severable covenant)

(e)	(save in the proper course of his duties under any service and/or consultancy agreement with the Company) not at any time after the Completion Date to represent himself or permit himself to be held out as being in any way connected with or interested in any Group Company.

8.2	Mr Ferguson acknowledges and agrees that the duration, extent and application of the restrictions in Clauses 8.1(a), (b), (c), (d) and (e) are no greater than is reasonable and necessary for the protection of the interests of the Purchaser.

8.3	In this Clause, references to a person being “interested” in securities of a company includes all interests which that person would be required to notify to that company if he was a director of that company and the company was a company incorporated in England and Wales.

8.4	As soon as practicable following Completion (and in any event within 3 months of Completion), the Purchaser shall procure that options over 300,000 Spacelabs Shares in aggregate are granted to those such persons as shall be agreed between the Purchaser and Andrew Ferguson.

8.5	Each of 3i and 3i Group irrevocably undertakes that, for so long as it remains the registered holder of those of the Shares set out against its name in column 2 of Schedule 1 during the period from Completion until the date falling 3 months after Completion or the date that the Purchaser is entered on the Register of Members of the Company in respect of such Shares (whichever is earlier), it will forthwith upon the Purchaser making any request in writing to it in respect thereof consent to the convening and holding of any general meeting of the Company, execute any

31

resolutions of the Company or appoint any person as proxy whom the Purchaser proposes to vote such Shares as, in each case, the Purchaser so directs provided always that this Clause will not place any obligation upon 3i or 3i Group in relation to the holding of any meeting, appointing any proxy, voting or executing any resolution that relates to re-registering the Company as an unlimited company under Section 49 of the Act.

9.	CONFIDENTIAL INFORMATION

9.1	Each of the Institutional Vendors agrees separately and independently and the Non-Institutional Vendors agree not to use or disclose any Confidential Information following Completion.

9.2	Clause 9.1 does not apply to:

(a)	the use or disclosure of any Confidential Information which has entered the public domain otherwise than by reason of a breach of Clause 9.1;

(b)	the use or disclosure of Confidential Information to a director, officer or employee of the Purchaser or a Group Company whose function requires him to have the Confidential Information;

(c)	the use or disclosure of Confidential Information required to be disclosed by law or any securities exchange; or

(d)	the use or disclosure of Confidential Information in the proper and ordinary course of their duties as employees of the Group by Andrew Ferguson and any other employees of the Group.

9.3	Each of the Vendors separately and independently agrees that for a period of 12 months following Completion they will at all reasonable times and from time to time give or disclose to the Purchaser on the Purchaser’s request all Confidential Information which is within its possession or knowledge.

10.	ANNOUNCEMENTS

10.1	Subject to Clause 10.2 and the provisions of any applicable law, no announcement shall be made by any party before or after Completion in relation to any of the transactions provided for in this Agreement without the prior written consent of, in the case of the Purchaser wishing to make an announcement, the Vendors’ Agent and 3i, or, in the case of any of the Vendors wishing to make an announcement, the Purchaser.

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10.2	Notwithstanding Clause 10.1, any party may make such announcements as may be required by law, any securities exchange or any regulatory body, and if a party is so required, the party affected shall use all reasonable endeavours to first consult the other parties as to the contents of such announcements if consultation is reasonably practicable.

11.	COSTS

Except as otherwise provided in this Agreement, the parties shall pay their own costs in connection with this Agreement.

12.	NOTICES

12.1	Any notice or other communication to be given under or in relation to this Agreement (“notice”) shall be in writing and may be given by leaving it at or sending it by first class recorded post or facsimile transmission (where a facsimile number is given for the party in question in Clause 12.2) to the address or facsimile number and marked for the attention of the person (if any), in each case, set out in Clause 12.2 (or as otherwise notified from time to time by notice given in accordance with this Clause). Any notice so given shall be deemed to have been received:

(a)	in the case of delivery by hand, at the time of delivery;

(b)	in the case of post, 48 hours from the time of posting; and

(c)	in the case of facsimile transmission, at the time of despatch,

provided that if a notice is, or would (but for this proviso) be deemed to be, received on a day that is not a Business Day or after 4.30 pm on a Business Day, it shall instead be deemed to be received at 10.00 am on the Business Day next following that day.

12.2	The addresses and facsimile numbers of the parties for the purposes of Clause 12.1 are as follows:

Non-Institutional Vendors:

Address: Mundys Hill, Shere Road, Ewhurst, Surrey GU6 7PQ

For the attention of: Andrew Ferguson

With a copy to: Hammonds, 7 Devonshire Square, Cutlers Gardens, London EC2M 4PH, for the attention of Simon Sale.

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Institutional Vendors:

3i and 3i Group

91 Waterloo Road

London

SE1 8XP

Fax: 020 7975 3026

For the attention of: Margaret Hall

Abingworth Ventures LP and Abingworth Ventures LP B

Abingworth Ventures

Princes House

38 Jermyn Street

London

SW1Y 6DN

Fax: 020 7534 1539

For the attention of: David Quysner

Purchaser:

Address: 12525 Chadron Avenue, Hawthorne, CA 90250

Fax: 00 1 310 970 0862

For the attention of: Victor Sze

With a copy to: Kirkpatrick & Lockhart Nicholson Graham LLP, 110 Cannon street, London EC4N 6AR, for the attention of Howard Kleiman.

12.3	In proving service it shall be sufficient to prove that (as the case may be):

(a)	the envelope containing the notice was properly addressed and delivered to the appropriate address;

(b)	the envelope containing the notice was posted by first class post by recorded post by special delivery post; or

(c)	the facsimile transmission was made and acknowledgment was obtained in person or by telephone of the receipt by the addressee of a legible copy of the notice.

12.4	Each of the Institutional Vendors, the Vendors’ Agent and the Purchaser may change its address or other details for notices under this Clause to another address or other details by giving notice in writing to the other of them.

12.5	Each of the Non-Institutional Vendors irrevocably appoints Andrew Ferguson (or in his absence, Ian Ferguson) as his/her agent or such other person as shall be nominated in writing by each of the Non-Institutional Vendors (the “Vendors’ Agent”) to negotiate, determine and agree the First Additional Payment and the Additional

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Payments and any US Sales Payments in accordance with Clause 6 and to negotiate and settle any Claim or any dispute with the Purchaser in respect of such adjustment or amount or in respect of Clause 10 or otherwise arising in connection with this Agreement.

12.6	The Vendors’ Agent may on behalf of the Non-Institutional Vendors:

(a)	give or receive any notice or consent or make any agreement; or

(b)	take any other action,

which the Non-Institutional Vendors may give, receive, make or take under or in connection with this Agreement.

13.	FURTHER ASSURANCE

The Non-Institutional Vendors shall for a period of 12 months following Completion at their own cost do or procure to be done all such further acts and things, and execute or procure the execution of all such other documents, as the Purchaser may from time to time reasonably require, whether on or after Completion, for the purpose of giving to the Purchaser the full benefit of all of the provisions of this Agreement.

14.	WHOLE AGREEMENT AND VARIATION

14.1	This Agreement (together with any documents referred to in it) constitutes the whole agreement between the parties and no modification, variation or amendment of this Agreement shall be effective unless such modification, variation or amendment is in writing and has been signed by or on behalf of all the parties. This Agreement supersedes and wholly replaces any previous agreement or arrangement between the parties or any of them relating to the acquisition of the Shares.

14.2	The Purchaser agrees that it has not entered into this Agreement or any agreement or document entered into pursuant to this Agreement in reliance upon any representation, statement, covenant, warranty, agreement or undertaking of any nature whatsoever made or given by or on behalf of any of the Vendors except as expressly set out in this Agreement or any agreement or document entered into pursuant to this Agreement. The Purchaser waives any claim or remedy or right in respect of any such representation, statement, covenant, warranty, agreement or undertaking made or given by or on behalf of any of the Vendors not expressly set out in this Agreement or any agreement or document entered into pursuant to this Agreement. Nothing in this Clause shall exclude any liability on the part of any of the Vendors for fraud or fraudulent misrepresentation.

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15.	WAIVER

15.1	No waiver of any breach of or default under this Agreement shall be effective unless such waiver is in writing and has been signed by the party against which it is asserted.

15.2	No failure or delay by any party in exercising any right, power or remedy under this Agreement shall constitute a waiver of the right, power or remedy and no single or partial exercise by any party of any right, power or remedy under this Agreement or otherwise shall prevent any further exercise of the right, power or remedy or the exercise of any other right, power or remedy.

15.3	The rights, powers and remedies of each party under this Agreement are cumulative and not exclusive of any rights, powers or remedies provided by law.

15.4	Any party may release or compromise the liability of any of the other parties without affecting the liability of the remaining parties.

16.	EFFECT OF COMPLETION

The provisions of this Agreement, so far as they are capable of having effect after Completion, shall remain in full force and effect notwithstanding Completion.

17.	GOVERNING LAW AND JURISDICTION

17.1	This Agreement is governed by and shall be construed in accordance with English law. Each of the parties submits to the exclusive jurisdiction of the courts of England.

17.2	For the purposes of this Clause, “Service Document” means a claim form, summons, order, judgment or other document relating to any proceeding, suit or action arising out of or in connection with this agreement.

17.3	The Purchaser shall at all times maintain an agent for the service of process in England. The Purchaser irrevocably agrees that any Service Document may be properly served on it in England by service on Howard Kleiman of Kirkpatrick & Lockhart Nicholson Graham LLP of 110 Cannon Street, London EC4N 6AR or such other agent as may be notified to the Vendors’ Agent and 3i by the Purchaser in writing from time to time.

17.4	If for any reason any agent for service appointed by the Purchaser pursuant to this Clause 17 ceases to act as such, the Purchaser shall immediately appoint a new agent for service in England and shall immediately notify the Vendors’ Agent and 3i in writing of such appointment and the new agent’s name and address.

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17.5	A copy of any Service Document served on an agent under this Clause shall also be sent by post to the Purchaser at 12525 Chadron Avenue, Hawthorne, CA 90250 (marked for the attention of Victor Sze) or such other address as may be notified to the Vendors’ Agent and 3i in writing. Failure or delay in so doing shall not prejudice the proper service of any Service Document in accordance with Clause 17.3.

17.6	Nothing contained in this Clause 17 shall affect the right to serve a Service Document in any other manner permitted by law.

18.	ASSIGNMENT

18.1	Except as provided in Clause 18.2, none of the parties shall, without the prior written consent of the others, be entitled to assign the benefit of, or any right or interest in or under or arising from, this Agreement.

18.2	The benefit of, or any right or interest in or under or arising from, this Agreement may be assigned by the Purchaser to any member of the Purchaser’s Group save that any assignment so permitted shall provide that, immediately prior to the assignee ceasing to be a member of the Purchaser’s Group, the assignee shall re-assign the benefit, or any right or interest assigned, to the Purchaser or another member of the Purchaser’s Group. In the event that such assignee shall fail to reassign such benefit or right or interest (as the case may be), neither the Purchaser nor any member of the Purchaser’s Group nor such assignee shall, from the date it ceases to be a member of the Purchaser’s Group, be entitled to enforce any such benefit or right or interest assigned to it (as the case may be).

19.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this shall not affect any right or remedy of a third party which exists or is available apart from that Act.

20.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts (which may be facsimile copies), but shall not be effective until each party has signed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same agreement.

SIGNED by or on behalf of the parties.

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